July 17, 2003




Valence Technology, Inc.
6504 Bridge Point Parkway, Suite 415
Austin, Texas 78730
Attn.:  Mr. Stephan B. Godevais

Re:  Valence Technology, Inc., Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Valence Technology, Inc., a Delaware corporation (the "Company"), in connection with the registration of the offering and sale by the selling stockholder listed in the Registration Statement of up to 4,000,000 shares (the "SHARES") of the Company's common stock, par value $0.001 per share, pursuant to a registration statement on Form S-3, as amended (the "REGISTRATION STATEMENT"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "ACT"). The Shares being registered for resale include: (a) 2,352,942 Shares currently issuable upon conversion of shares of the Company's Series C Convertible Preferred Stock (the "PREFERRED STOCK"), (b) 91,006 Shares issuable as dividends on the Preferred Stock (based on 95% of the closing price of the Company's common stock on The Nasdaq SmallCap Market on July 15, 2003), (c) 352,900 Shares currently issuable upon exercise of the Warrant dated June 2, 2003 (the "WARRANT"), and (d) additional Shares which may become issuable in connection with conversion of shares of the Preferred Stock upon the adjustment of the conversion price of the Preferred Stock due to certain anti-dilution provisions of the Preferred Stock or in connection with dividends payable on the Preferred Stock in the event of changes in the market price of the common stock, each in accordance with the Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on June 2, 2003 (the "CERTIFICATE OF DESIGNATIONS").

We are of the opinion that, if and when issued (i) upon the conversion of the Preferred Stock in accordance with the terms of the Certificate of Designations,
(ii) upon the payment of dividends on the Preferred Stock in accordance with the terms of the Certificate of Designations, and (iii) upon the exercise of the Warrant and receipt of consideration therefore in accordance with the terms of the Warrant, the Shares will be validly issued, fully paid and non-assessable.


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This law firm is a registered limited liability partnership organized under the laws of the State of Texas.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,



/s/ AKIN GUMP STRAUSS HAUER & FELD LLP
AKIN GUMP STRAUSS HAUER & FELD LLP

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